Registration No. 333-_______

As filed with the Securities and Exchange Commission on January 9, 2006
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NGAS Resources, Inc.
(Exact name of the registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. employer identification no.)

120 Prosperous Place, Suite 201 Lexington, KY 40509-1844 (859) 263-3948 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	William S. Daugherty
NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, KY 40509-1844
(859) 263-3948
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
     Approximate Date of Commencement of Proposed Sale to the Public: From time to time following the effective date of this Registration Statement
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of Each	Amount	Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Fee(3)
Common stock, no par value	4,583,805	$10.41	$47,717,410	$5,105.76

(1)	Represents (i) 2,580,195 shares issuable upon conversion of convertible notes, (ii) up to 945,809 shares issuable upon the exercise of warrants and (iii) up to 1,057,801 additional shares that may otherwise become issuable on redemption of the notes or as a result of anti-dilution adjustments for stock splits, stock dividends, dilutive issuances or similar events specified in the notes and warrants, which additional shares are included herein pursuant to Rule 416 under the Securities Act.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee and, pursuant to Rule 457(f), based on the average of the high and low sale prices of the Common Stock, as reported on the Nasdaq Small Cap Market on January 5, 2006.

(3)	Paid herewith.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 9, 2006

PROSPECTUS
4,583,805 Shares
NGAS Resources, Inc.
Common Stock
     This prospectus covers up to 4,583,805 shares of common stock of NGAS Resources, Inc. (the “Company”) that may be offered from time to time by holders of the Company’s 6% convertible notes due December 15, 2010 (the “Notes”) and related common stock purchase warrants (the “Warrants”) upon conversion of the Notes and exercise of the Warrants. The shares may be offered in open market transactions, negotiated transactions and principal transactions or by a combination of these methods of sale. See “Plan of Distribution.”
     Of the total shares, 2,580,195 are issuable upon conversion of the Notes, 945,809 are issuable upon exercise of the Warrants and up to 1,057,801 may otherwise become issuable as a result of adjustments to their conversion price and exercise price for certain issuances of dilutive securities. The number of shares issuable upon conversion of the Notes and exercise of the Warrants is also subject to anti-dilution adjustments for stock splits, stock dividends or similar transactions, and any additional shares of common stock issuable as a result of those transactions are included in this prospectus pursuant to Rule 416 under the Securities Act of 1933. The agreements covering the Note financing granted certain registration rights to the selling stockholders. See “Private Placement of Convertible Notes” and “Selling Stockholders.”
     None of the proceeds from the sale of the shares by the selling stockholders will be received by the Company. We have agreed to bear all expenses in connection with the registration and sale of the shares, other than underwriting discounts and selling commissions. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.
     On January 6, 2005, the last reported sale price of our common stock on the Nasdaq Small Cap Market was $10.71. The common stock is traded in the Nasdaq Small Cap Market under the symbol “NGAS.”
     See “Risk Factors” beginning on page 3 to read about certain factors that should be considered before buying shares of common stock.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
_____________, 2006

ABOUT THIS PROSPECTUS
     This prospectus is part of registration statement we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) covering resales of the shares issuable under the Notes and Warrants for the accounts of the selling stockholders. This prospectus provides you with general information about the Company and the shares that may be sold from time to time under this prospectus by the selling stockholders upon conversion of the Notes and exercise of the Warrants. The information in this prospectus is accurate as of its date. You should carefully read this prospectus and information described below under the heading “Where You Can Find More Information.”
     In this prospectus, references to “we,” “our” or “us” include the Company as well as its subsidiaries and interests in managed drilling programs. As used in this prospectus, the term “common stock” means our common stock” and “shares” means the shares of common stock issuable to the selling stockholders upon conversion of the Notes and exercise of the Warrants. See “Private Placement of Convertible Notes.” We use the term “selling stockholders” throughout this prospectus in referring to holders of the Notes and Warrants. See “Selling Stockholders.”
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and other reports and information with the SEC. Our reports and other information are available over the Internet on the website maintained by the SEC at www.sec.gov. You may also read and copy any of these documents at the SEC’s public reference room located at 100 F Street, N.W., Washington, DC 20549. Information about that facility can be obtained from the SEC by calling (800) 833-0330. These documents may also be accessed on our website at www.ngas.com.
     The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and replace this information. In all cases, you should rely on the most recent information included or incorporated by reference in this prospectus.
     We are incorporating by reference in this prospectus the documents listed below and future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the shares have been sold by the selling stockholders or the use of this prospectus is no longer required for that purpose:
•	annual report on Form 10-KSB for the year ended December 31, 2004, as amended,

•	proxy statement dated April 28, 2005,

•	quarterly report on Form 10-Q for the quarter ended September 30, 2005, and

•	current reports on Form 8-K filed on December 14, 2005 and January 3, 2006.

     You may request a copy of these filings, in most cases without exhibits, at no cost by writing or telephoning us at our principal executive offices. Our principal and administrative offices are located at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509. Our telephone number is (859) 263-3948.
FORWARD-LOOKING STATEMENTS
     Some statements made by us in this prospectus, including information in documents incorporated by reference, are prospective and constitute forward-looking statements with in the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Other than statements of historical fact, all statements that address future activities, events, outcomes and other matters we plan, expect, budget, intend or estimate (and other similar expressions) are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. Among other things, these include:
•	uncertainty about estimates of future natural gas production;

•	increases in the cost of drilling, completion and gas collection or other costs of developing our reserves;

•	unavailability of drilling rigs and services;

•	uncertainty of production costs and estimates of required capital expenditures;

•	drilling, operational and environmental risks;

•	commodity price fluctuations;

•	regulatory changes and litigation risks; and

•	uncertainties in estimating proved oil and gas reserves, projecting future rates of production and timing of development and remedial expenditures.
     If the assumptions we use in making forward-looking statements prove incorrect or the risks described in other parts of this prospectus occur, our actual results could differ materially from future results expressed or implied by the forward-looking statements.
SUMMARY INFORMATION
General
     We are an independent energy company focused on natural gas development and production in the southern portion of the Appalachian Basin. We specialize in generating our own geological prospects in this region, where we have established expertise and recognition. We develop our prospects through our operating subsidiaries and interests in sponsored drilling partnerships with private investors and strategic partners. Through our subsidiaries, we also construct and maintain gas gathering systems for our wells, operate natural gas distribution facilities for two communities in Kentucky, operate a gas gathering system connecting major natural gas supply basins, coordinate private placement financings for our drilling programs and own inactive gold and silver prospects in Alaska. Our common stock is traded on the Nasdaq SmallCap Market under the symbol “NGAS.”
Strategy
     Our primary financial objective is capital appreciation through growth in production, reserves and cash flow. Our strategy is to continue expanding our natural gas reserves, production and distribution facilities in our core geographic areas. To implement this strategy, we emphasize the following objectives:
•	Acceleration of Drilling Operations. Development drilling is our mainstay for production and reserve growth. We contribute between 25% to 66.67% of total program capital and generally maintain proportionate working interests in program wells. This structures lets us control a drilling budget up to four times greater than we could support on our own. It also helps us compete for attractive properties by increasing our drilling commitments and expands our buying power for drilling services and materials.

•	Acquisition of Additional Drilling Prospects. We focus on expanding our inventory of drilling prospects that meet our criteria for building predictable, long-lived reserves. We plan to continue capitalizing on opportunities to acquire large tracts with significant unproved gas development potential as well as established infrastructure, further expanding our prospect inventory and our stake in Appalachian Basin gas reserves and production.

•	Disciplined Approach to Drilling. Most of our wells are drilled to relatively shallow total depths up to 5,000 feet, usually encountering as many as five distinct and predictable natural gas pay zones. This disciplined approach focused on repeatable prospects helps reduce drilling risks, as reflected in our success rate. Historically, over 99% of our wells have been completed as producers. While our wells typically produce at modest initial volumes and pressures, they also demonstrate low annual decline rates and are expected to produce for 25 years or more.

•	Extension of Gas Gathering Systems. We construct and operate gas gathering facilities to connect our wells to interstate pipelines with access to major natural gas markets. In addition to generating gas transmission and compression revenues, our 100% ownership of these systems gives us control over third-party access, providing competitive advantages in acquiring and developing nearby acreage.

•	Operation of Third-Party Gathering System. We operate a 150-mile gathering system in southeastern Kentucky, southwestern Virginia and northeastern Tennessee. The system interconnects with major natural gas pipeline at Rogersville, Tennessee, connecting major natural gas supply basins to growing markets in the eastern United States. By expanding throughput of our own gas production for delivery through the system, we expect to further consolidate our competitive position in the region.

•	Purchase of Producing Properties. The purchase of third party production offers a means in addition to drilling for accelerating our growth, while continuing to capitalize on our operating experience. Our acquisition criteria for producing properties include reserve life, profit enhancement potential, existing infrastructure, geographic concentration and working interest levels permitting operation of acquired properties.
RISK FACTORS
     An investment in our common stock involves many risks. The following factors and the other information contained or incorporated in this prospectus should be carefully considered before making an investment decision.
Revenue from our oil and gas operations often depends on factors beyond our control.
     The profitability of our oil and gas operations depends upon various factors, many of which are beyond our control, including:
•	natural gas and crude oil prices, which are subject to substantial fluctuations based on supply and demand, seasonality, access to and capacity of transportation facilities, price and availability of alternative fuels, worldwide political and economic conditions, the nature and extent of governmental regulation and taxation and the effect of energy conservation measures;

•	future market, economic and regulatory factors that may materially affect our sales of gas production; and

•	business and operating practices of our competitors.
Our current oil and gas reserves may be depleted.
     Unless we continue to acquire additional properties with proved reserves and expand our reserves through successful exploration and development activities, our reserves will decline as they are produced. This, in turn, would reduce cash flow for future growth as well as the assets available to secure financing for capital expenditures.

Significant capital requirements make us dependent on the capital markets.
     Our business involves significant ongoing capital requirements. The rate of production from oil and gas properties generally declines as reserves are depleted. Without the capital to fund ongoing development activities, our proved reserves would decline as oil and gas is produced from our proved developed reserves. Our long term performance and profitability depends not only on developing our existing oil and gas reserves, but also on our ability to find or acquire additional reserves that we can develop and operate efficiently and finance on acceptable terms.
Our financial leverage creates refinancing risks.
     We are substantially leveraged, and our ability to repay or refinance our debt will be subject to our future performance and prospects as well as market and general economic conditions beyond our control. We issued $37 million principal amount of the Notes in December 2005. They will mature in April 2010 unless previously redeemed by us or converted by the holders into our common stock. See “Private Placement of Convertible Notes.” In addition to our outstanding Notes, we maintain a credit facility secured by liens on all corporate assets, including a first mortgage on oil and gas interests and pipelines, as well as an assignment of major production and transportation contracts. As of September 30, 2005, borrowings under the facility totaled $15 million. We may increase the facility for future acquisitions or capital expenditures. Because our business is capital intensive, we will likely be dependent on additional financing to repay our outstanding long term debt at maturity. There can be no assurance that we will be able to secure the necessary refinancing on acceptable terms.
Dividends are not expected to be paid on our common stock.
     We have never paid cash dividends on our common stock. Our current policy is to retain future earnings to finance the acquisition and development of additional oil and gas reserves. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our operating results, financial condition, capital requirements, restrictions in debt instruments, general business conditions and other factors the board of directors deems relevant. If we issue any preferred stock, it will be eligible for dividends prior and in preference to our common stock, when and if declared by the board of directors.
Shares eligible for future sale may affect the market price of our common stock.
     Sales of substantial amounts of our common stock could depress its market price. As of December 13, 2005, there were 20,499,718 shares of our common stock issued and outstanding. If all the Notes are converted and all our stock options and warrants outstanding as of that date are exercised at their current conversion and exercise prices, there will be an additional 7,177,851 shares of our common stock outstanding. Most of them are eligible for public resale without restrictions. Sales of substantial amounts of our common stock in the public market, or the perception that substantial sales could occur, could adversely affect prevailing market prices of the common stock.
The price of our common stock may be volatile.
     The market price of our common stock could be subject to significant volatility in response to variations in results of operations and other factors. In addition, the equity markets in general or in our industry sector may experience wide price and volume fluctuations that may be unrelated and disproportionate to the operating performance of particular companies, and the trading price of our common stock could be affected by those fluctuations.
Our gold and silver properties are currently dormant and unprofitable.
     Our gold and silver properties in Alaska are undeveloped, dormant and unprofitable. To retain our interests in the properties, we must expend funds each year to maintain the validity of our gold and silver exploration rights. We have no plans to develop these properties independently and instead are seeking either a joint venture partner to provide funds for additional exploration of the prospects or a buyer for the properties. Our ability to find a strategic partner or buyer will depend on the anticipated profitability of potential production activities as well as the price of gold and silver, which in turn is affected by factors such as inflation, interest rates, currency rates, geopolitical and other factors beyond our control. We have not derived any revenues from our gold and silver properties and may never be able to realize any production revenues or sale proceeds from the properties.

Our common stock could be delisted from the Nasdaq stock market.
     Although our common stock is currently traded on the Nasdaq Small Cap Market, an active trading market may not be sustained. To remain eligible for trading on the Nasdaq Small Cap Market, companies must meet various requirements, including corporate governance standards, specified shareholders’ equity and a market price above $1.00 per share. If our common stock were to be delisted, the shares would be quoted on the OTC Bulletin Board, but liquidity in the common stock would be impaired. Any delisting of our common stock would also be an event of default requiring us to redeem the Notes. See “Private Placement of Convertible Notes.”
USE OF PROCEEDS
     The shares offered hereby are being registered for the account of the selling stockholders. See “Selling Stockholders.” All net proceeds from the sale of shares will go to the selling stockholder who offers and sells them. The principal purpose of this prospectus is to enable the selling stockholders to hold the shares they receive upon conversion of their Notes or exercise of their Warrants without the disadvantages associated with ownership of restricted securities under the Securities Act and, at the election of a selling stockholder, to effect an orderly disposition of its shares from time to time. See “Plan of Distribution.” We will not receive any part of the proceeds from sales of the shares.
DESCRIPTION OF SECURITIES
General
     We are authorized to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 13, 2005, there were 20,499,718 shares of our common stock issued and outstanding and no shares of preferred stock outstanding.
Common Stock
     Subject to the rights of holders of any preferred stock then outstanding, holders of our common stock are entitled to receive any dividends that may from time to time be declared by our board of directors. See “Risk Factors.” Holders of the common stock are entitled to one vote per share on all matters brought to a vote of the shareholders. Because holders of the common stock do not have cumulative voting rights, the holders of a majority of the common stock represented at a meeting can select all of the directors. At least one-third of the outstanding shares entitled to vote at a general or special meeting of our shareholders must be present in person or by proxy to satisfy the quorum requirement under our governing articles.
     Holders of our common stock have no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions for the common stock, nor is the common stock subject to calls or assessments by us. All shares of the common stock outstanding on the date of this prospectus have been legally issued and are fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all our creditors, subject to the rights of holders of any outstanding shares of preferred stock.
Preferred Stock
     Under our governing articles, our board of directors is authorized to provide for the issuance of preferred stock from time to time in one or more series. This includes the authority to establish the number of shares to be included in each series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each series and any qualifications, limitations or restrictions on those rights.
Transfer Agent and Registrar
     The Transfer Agent and Registrar for the common stock is Pacific Corporate Trust Company.

PRIVATE PLACEMENT OF CONVERTIBLE NOTES
     The selling stockholders acquired the Notes and Warrants on December 14, 2005 in a private placement. The Notes are convertible into common stock at a conversion price of $14.34 per share. The Warrant are exercisable for a period ending August 11, 2006 at an exercise price of $13.04 per Share.
     The conversion price of the Notes and exercise price of the Warrants are subject to anti-dilution adjustments for any recapitalization transaction and for any issuance of common stock or rights to acquire common stock for consideration less than the prevailing conversion price or exercise price. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved incentive plans, in a public offering for more than $30 million or in business acquisitions or strategic transactions involving less than 20% of the outstanding common stock in any twelve-month period. Other than these excluded issuances, the agreements for the Note financing provide the selling stockholders to participation rights for up to 50% of the securities offered in financing transactions of the Company for a period of 18 months after the issuance date of the Notes.
     The documents for the Note private placement include a registration rights agreement, requiring us to use our best efforts to register the resale of shares issuable under the Notes and Warrants for the accounts of the selling stockholders. This prospectus is a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act covering the resale of the shares from time to time by the selling stockholders in accordance with our undertakings in the registration rights agreement.
     The agreements for the Note financing also provide for us to use our best efforts to obtain shareholder approval at our 2006 annual meeting for the issuance of the Notes, Warrants and underlying shares. Until shareholder approval is obtained, the Notes will not be convertible to the extent that adjustments to their conversion price from dilutive issuances would increase the total shares issuable under the Notes and Warrants above 19.99% of the common stock outstanding on the issuance date of the Notes.
     Under the terms of the Notes, if a holder elects to convert a Note before the second anniversary of the issuance date, unless the prevailing market price of the common stock exceeds 160% of the conversion price, the holder will be entitled to a payment from us equal to the difference between two years’ interest on the converted Note and the interest already paid on the Note. We may elect to make the payment in cash or in shares, valued for that purpose at 92.5% of the prevailing market price for the common stock (or 90% if the market price is less than $1.00 per share). After the second anniversary of the Note issuance date, if the prevailing market price of the common stock exceeds 160% of the conversion price, we may redeem all or part of any unconverted Note at a redemption price equal to its principal amount plus accrued and unpaid interest.
     The Notes are redeemable at the option of the holders upon any event of default or any change of control in cash at a default rate equal to 125% of their principal amount or at a change of control rate equal to the greater of 110% of their principal amount or 110% of the consideration that would be received by the holder for the underlying shares in the change of control transaction. A change of control is defined in general as a merger, sale or other transaction involving a change in ownership of 50% or more of our voting shares. Events of default include any delisting of the common stock, any failure to pay Note interest or principal, honor conversion requests or satisfy registration ongoing requirements, any other material breach of the agreements for the Note financing, any default for over $100,000 on other obligations and the occurrence of certain insolvency-related events.
     The Notes will mature on December 15, 2010. Any Notes that are neither converted nor redeemed prior to maturity will be repayable in cash or in shares, valued for that purpose at 92.5% of the prevailing market price of the common stock (or 90% if the market price is less than $1.00 per share), plus accrued and unpaid interest.
SELLING STOCKHOLDERS
     The shares being offered by the selling shareholders are issuable upon conversion of the Notes and upon exercise of the Warrants. See “Private Placement of Convertible Notes.” We are registering the shares to permit the selling stockholders to offer them for resale from time to time following any conversion of their Notes or exercise of their Warrants. Except for the ownership of the Notes and Warrants, the selling stockholders have not had any material relationship with us within the past three years.

     The following table lists the selling stockholders and other information about their beneficial ownership of common stock. It includes shares beneficially owned by each selling stockholder, based on its ownership of Notes and Warrants as of December 13, 2005, assuming conversion of all Notes and exercise of the Warrants held by the selling stockholder on that date.
     In accordance with the terms our registration rights agreement with the selling stockholders, this prospectus generally covers the resale of at least 130% of the sum of to total number of shares issuable upon conversion of the Notes and upon exercise of the Warrants as of the trading day immediately preceding the date the registration statement was initially filed with the SEC. This is reflected in both the second column, listing shares owned by the selling stockholders, and the third column, listing the shares being offered by the selling stockholders under this prospectus. Because the conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares listed as being beneficially owned and being offered by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders under this prospectus.
     The Notes and Warrants also contain provisions that prevent us from issuing shares upon conversion or redemption of Notes and prevent each selling stockholder from converting Notes or exercising Warrants to the extent the conversion, redemption or exercise would result in that selling stockholder and its affiliates together beneficially owning more than 9.99% of the outstanding common stock (or more than 4.99% in certain cases). Each selling stockholder has the right, upon 61 days’ prior notice, to decrease or increase this limitation, but not above 9.99%. For this purpose, shares issuable upon conversion of any portion of Notes that are not being converted and Warrants that are not being exercised will not be included in the total common stock deemed outstanding. The number of shares in the second and third columns does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of	Maximum Number	Number of
	Shares Owned	of Shares to be	Shares Owned
	Prior to	Sold Pursuant to	After
Name	Offering(1)	this Prospectus(1)	Offering
Kings Road Investments Ltd.(2)	1,238,866	1,238,866	—
Advisory Research Microcap Value Fund, LP(3)	1,114,978	1,114,978	—
Advisory Research Energy Fund, LP(3)	734,319	743,319	—
Portside Growth & Opportunity Fund(4)	495,547	495,547	—
Capital Ventures International(5)	495,547	495,547	—
Shepherd Investments International, Ltd.(6)	495,547	495,547	—

TOTAL	4,583,805	4,583,805	—

(1)	Includes a total of up to 1,057,801 shares that may become issuable in the future from adjustments to the conversion price of the Notes and exercise price of the Warrants under provisions of these instruments intended to prevent dilution from certain issuances of dilutive securities. See “Private Placement of Convertible Notes.”

(2)	Kings Road Investments Ltd. (“Kings Road”) is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road.

(3)	Advisory Research, Inc. (“ARI”) is the general partner and investment manager of the Advisory Research Microcap Value Fund, LP and the Advisory Research Energy Fund, LP. ARI, Brien M. O’Brien and David B. Heller share voting and dispositive power of the securities held by the Advisory Research Microcap Value Fund, LP and the Advisory Research Energy Fund, LP. ARI, Brien M. O’Brien and David B. Heller disclaim beneficial ownership of the securities held by the Advisory Research Microcap Value Fund, LP and the Advisory Research Energy Fund, LP.

(4)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth & Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(5)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of those shares.

(6)	Michael A. Roth and Brian J. Stark possess voting and dispositive power over all of the securities owned by Shepherd Investments International, Ltd. (“Shepherd”), but disclaim beneficial ownership of the securities held by Shepherd.

PLAN OF DISTRIBUTION
     We are registering the shares issuable upon conversion of the Notes and exercise of the Warrants to permit the resale of these shares by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from these sales. We will bear all fees and expenses incident to our obligation to register the shares for resale under terms of our registration rights agreement with the selling stockholders.
     The selling stockholders may sell all or a portion of the shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 under the Securities Act;

•	broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted under applicable law.
     If underwriters, broker-dealers or agents effect any of these transactions, they may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of common stock in the course of hedging in positions they assume. The selling stockholders may also sell common stock short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with those short sales. The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell the shares.

     The selling stockholders may pledge or grant a security interest in some or all of the Notes, Warrants or shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, if necessary for updating the list of selling stockholders to include any pledgee, transferee or other successor in interest as a selling stockholder under this prospectus. The selling stockholders also may transfer and donate shares in other circumstances where the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling stockholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, a broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of shares is made, a prospectus supplement, if required, will be distributed. It will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the particular state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares registered under the registration statement of which this prospectus forms a part.
     The selling stockholders and any other person participating in a distribution of shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. These include Regulation M, which may limit the timing of purchases and sales of shares by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities in our common stock. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities in our common stock.
     We will pay all expenses in the registration of the shares under the registration rights agreement, estimated to be $12,650 in total. These include SEC filing fees and expenses of compliance with state securities or “blue sky” laws. They do not include any underwriting discounts and selling commissions, which will be payable by the selling stockholders. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.
     Once sold under the registration statement of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.
EXPERTS
     The Consolidated Financial Statements of NGAS Resources, Inc. and its Subsidiaries incorporated herein by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004, as amended, were audited by Kraft, Berger, Grill, Schwartz, Cohen & March LLP, independent auditors.
LEGAL MATTERS
     The validity of the issuance of the shares being offered hereby has been passed upon for us by Stahl & Zelmanovitz, 767 Third Avenue, New York, New York 10017.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the expenses payable by NGAS Resources in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

SEC registration fee	$5,616
Printing and copying costs*	2,500
Legal fees*	2,500
Accounting fees*	1,000
Miscellaneous*	1,000
State fees*	—
Transfer agent fees*	—

Total*	$12,616

*	Estimated
Item 15. Indemnification of Directors and Officers.
     Pursuant to the British Columbia Business Corporations Act, we are required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal or administrative, by reason of the fact that he is or was a director, officer, employee or agent of NGAS Resources or is or was serving at its request as a director, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if he acted honestly and in good faith with a view to the best interests of the Company or other enterprise of which he is or was a director, officer, employee or agent, as the case may be, and exercised the care, diligence and skill of a reasonably prudent person, and with respect to any criminal or administrative, action or proceeding, he had reasonable grounds for believing that his conduct was lawful.
Item 16. Exhibits and Financial Statement Schedules.

Exhibit
Number	Exhibit
4.1	Securities Purchase Agreement dated as of December 13, 2005 among NGAS Resources, Inc. and the investors named therein (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K [File No. 0-12185], filed December 14, 2005).

4.2	Form of 6% Convertible Notes issued December 14, 2005 pursuant to the Securities Purchase Agreement dated as of December 13, 2005 among NGAS Resources, Inc. and the investors named therein (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K [File No. 0-12185], filed December 14, 2005).

4.3	Form of Common Stock Purchase Warrants issued December 14, 2005 pursuant to the Securities Purchase Agreement dated as of December 13, 2005 among NGAS Resources, Inc. and the investors named therein (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K [File No. 0-12185], filed December 14, 2005).

4.4	Registration Rights Agreement dated as of December 13, 2005 among NGAS Resources, Inc. and the investors named therein (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K [File No. 0-12185], filed December 14, 2005).

5.1	Legality Opinion of Stahl & Zelmanovitz.

23.1	Consent of Stahl & Zelmanovitz. (contained in opinion filed as Exhibit 5.1 to this registration statement).

23.2	Consent of Kraft, Berger, Grill, Schwartz, Cohen & March, LLP, Chartered Accountants.

24.1	Power of Attorney of Charles L. Cotterell, James K. Klyman and Thomas F. Miller.

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Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     Pursuant to the requirements of the Securities Act, NGAS Resources, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky, on January 9, 2006.
NGAS Resources, Inc.

By:	/s/ William S. Daugherty	By:	Michael P. Windisch

	William S. Daugherty,		Michael P. Windisch,
	President and Chief Executive Officer		Chief Financial Officer
	(Principal executive officer)		(Principal financial and accounting officer)
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of the date set forth below by the following persons in their capacity as directors of NGAS Resources, Inc..

Name	Date
William S. Daugherty
Charles L. Cotterell*
James K. Klyman*
Thomas F, Miller*

By:	/s/ William S. Daugherty	January 9, 2006

William S. Daugherty,
Individually and *as attorney-in-fact
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